As filed with the Securities and Exchange Commission on August 30, 2005

Registration No. 333-109270

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post Effective Amendment No. 3 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0204667
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Level 12, Vision International Center

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

DEREGISTRATION OF SECURITIES

Sohu.com Inc., a Delaware corporation (“Sohu”), filed a Registration Statement on Form S-3 (File No. 333-109270) (the “Registration Statement”) with the Securities and Exchange Commission on September 30, 2003, registering $90,000,000 in principal amount of Zero Coupon Convertible Senior Notes due 2023 (the “Notes”) and 2,010,722 shares of Sohu’s common stock, par value $.001 per share, into which the Notes are convertible (the “Conversion Shares”) to be offered from time-to-time by the selling securityholders named therein (the “Offering”).

In accordance with the undertaking contained in Part II, Item 17(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, Sohu files this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to remove from registration all of the Notes and Conversion Shares that were subject to the Offering but remain unsold as of the date hereof. Sohu is deregistering these securities because its obligation to maintain the effectiveness of the Registration Statement pursuant to the terms of its registration rights agreement with the selling securityholders has expired.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on this 30th day of August, 2005.

SOHU.COM INC.

By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Charles Zhang Charles Zhang	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 30, 2005

/s/ Carol Yu Carol Yu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2005

* Edward B. Roberts	Director	August 30, 2005

* Thomas Gurnee	Director	August 30, 2005

* Charles Huang	Director	August 30, 2005

* Mary Ma	Director	August 30, 2005

/s/ Dave Qi Dave Qi	Director	August 30, 2005

/s/ Shi Wang Shi Wang	Director	August 30, 2005

*By:	/s/ Charles Zhang
Charles Zhang, Attorney-in-Fact